Exhibit 23.1

Consent of Independent Auditors

To the Board of Directors
of REGI U.S. Inc.

We consent to the use of our report dated August 12, 2003 on the financial statements of REGI U.S. Inc. as of April 30, 2003 and 2002 that are included in the Company’s Form 10-KSB, which is included, by reference, in the Company’s Form S-8.

Dated this 7th day of June, 2004.

/s/ Manning Elliott

MANNING ELLIOTT
Chartered Accountants